AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BUTTE HIGHLANDS MINING COMPANY

Pursuant to the provisions of the Delaware General Corporation Law, the following Articles of Amended and Restated Articles of Incorporation are submitted for filing.

ARTICLE I

Name of Corporation

The name of this corporation is Butte Highlands Mining Company.

ARTICLE II

Duration

This corporation's duration shall be perpetual.

ARTICLE III

Purpose

The purpose for which this corporation is organized and its powers are to (i) acquire, own and develop mining properties, and (ii) in general, carry on any lawful business for which corporations may be incorporated under the laws of the State of Delaware, and which this corporation may deem proper or convenient, or which may be calculated to promote directly or indirectly the interests of this corporation or to enhance the value of its property or business, even though such business may not be included in the purposes and powers expressed, and to exercise all of the powers conferred by the laws of the State of Delaware under which this corporation is formed, as such laws are now in effect or as they may be amended at any time in the future.

ARTICLE IV

Registered Office and Registered Agent

The address of the registered office of this corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE V

Authorized Shares

The total number of shares of all classes of stock which this corporation shall have authority to issue is 25,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of which 23,292,907 shares shall be designated Class A Common Stock and 1,707,093 shares shall be designated Class B Common Stock.

The designations, relative rights, preferences and limitations of the shares of Class A Common Stock and Class B Common Stock are as follows:

Class A Common Stock:

Voting. The holders of Class A Common Stock shall at all times vote as one class, with each holder of record entitled to one vote for each share held. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to cumulate its votes.

Dividends. Each issued and outstanding share of Class A Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of this corporation out of funds legally available therefore.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, each issued and outstanding share of Class A Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of this corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of this corporation (in a merger or consolidation in which stockholders of this corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of this corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this corporation.

Preemptive Rights. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this corporation.

Class B Common Stock:

Voting. The holders of Class B Common Stock shall not be entitled to vote with respect to any matter submitted to the stockholders of this corporation for vote.

Dividends. Each issued and outstanding share of Class B Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of this corporation out of funds legally available therefore.

Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, each issued and outstanding share of Class B Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of this corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of this corporation (in a merger or consolidation in which stockholders of this corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of this corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this corporation.

Preemptive Rights. A holder of shares of Class B Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this corporation.

ARTICLE VI

Directors

The number, qualifications, terms of office, manner of election, time and place of meetings, powers and duties of the directors of this corporation shall be prescribed by the Bylaws of this corporation, but the initial board of directors shall number three (3) who shall serve until the first meeting of shareholders or until their successors are elected and qualified.

The names and post office addresses of the initial directors are as follows:

Name	Address
Paul A. Hatfield	P.O. Box 323 Veradale, Washington 99037
S. A. Robinson	2212 Wabash Circle Sparks, Nevada 89434
D. M. Prater	P. O. Box 7407 Great Falls, Montana 59406

ARTICLE VII

Limitation on Liability of Directors
and Indemnification

To the full extent that the Delaware General Corporation Law, as it exists hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VII shall not limit or eliminate the liability of a director of this corporation for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or for any transaction for which such director derived an improper personal benefit. Any amendment to or repeal of this Article VII shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This corporation shall have the power to indemnify a director, officer, or former director or officer of this corporation, or any person who may have served at this corporation's request as a director or officer of another corporation, against expenses actually and reasonably incurred by such person in connection with the defense of any action, suit or proceeding, civil or criminal, in which he or she becomes a party by reason of being or having been such director or officer, to the full extent permitted by the Delaware General Corporation Law and this corporation's Bylaws, as the same exist or may hereafter be amended.

This corporation, to the full extent permitted by the Delaware General Corporation Law and this corporation's Bylaws, as the same exist or may hereafter be amended, also shall have the power to enter into an agreement to advance expenses and litigation costs of any director or former director, without making any determination of the director's good faith or reasonable beliefs with regard to the lawfulness of his or her activity. The indemnification so authorized

shall not protect or purport to protect any director against liability to this corporation or to its stockholders to which he or she otherwise would be subject by reason of intentional misconduct, a knowing violation of the law or in connection with any transaction with respect to which it is finally adjudged that such director personally received a benefit in money, property or services to which that director was not legally entitled. The indemnification so authorized shall continue in effect as it relates to all acts or omissions committed while the director held his or her position, notwithstanding his or her subsequent resignation or removal from that position, and the indemnification shall inure to the benefit of the heirs, executors and administrators of that person or his or her estate.

ARTICLE VIII

Bylaws

The board of directors shall have full power to adopt, alter, amend or repeal the Bylaws of this corporation or adopt new Bylaws, subject to repeal or change by action of the stockholders. Nothing herein shall deny the concurrent power of the stockholders to alter, amend, or repeal the Bylaws or adopt new Bylaws.

ARTICLE IX

Transactions With Interested Parties

This corporation may enter into contracts and otherwise transact business as vendor, purchaser or otherwise with its directors, officers and stockholders and with corporations, associations, firms and entities in which they are, may be or may become interested as directors, officers, stockholders, members or otherwise, as freely as though such adverse interests did not exist, even though the vote, action or presence of such director, officer or stockholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be voided and no such director, officer or stockholder shall be held liable to account to this corporation by reason of such adverse interest or by reason of any fiduciary relationship to this corporation arising out of such office or stock ownership for any profit or benefit realized by him though any such contract or transaction; provided that in the case of directors and officers of this corporation (but not in the case of stockholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the board of directors of this corporation at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of this corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm or entity.

ARTICLE X

Amendment to Articles

This corporation reserves the right to amend, alter, change or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of stockholders of this corporation are granted subject to this reservation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation were signed in duplicate on behalf of this corporation by the undersigned, its duly authorized officer, this 2nd day of October, 1996.

BUTTE HIGHLANDS MINING COMPANY

By: Paul A. Hatfield

Paul A. Hatfield, its president

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